SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    ---------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO. 1)(1)

                           Esperion Therapeutics, Inc.
                  ---------------------------------------------
                                (Name of Issuer)

                    Common Stock, Par Value $0.001 Per Share
                  ---------------------------------------------
                         (Title of Class of Securities)

                                    29664R106
                  ---------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
                  ---------------------------------------------
             (Date of Event which requires filing of this Statement)

      Check the appropriate box to designate the Rule pursuant to which this
Schedule is filed:

      |_|      Rule 13d-1(b)
      |_|      Rule 13d-1(c)
      |X|      Rule 13d-1(d)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 29664R106                   13G                     Page 2 of 21 pages
--------------------------------------------------------------------------------


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Oak Investment Partners VII, Limited Partnership
    06-1477520
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       303,436 Shares of Common Stock
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          Not applicable
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             303,436 Shares of Common Stock
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       Not applicable
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    303,436 Shares of Common Stock
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    1.04%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

Cusip No. 29664R106                   13G                     Page 3 of 21 pages
--------------------------------------------------------------------------------


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Oak Associates VII, LLC
    06-1490960
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       Not applicable
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          303,436 Shares of Common Stock
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             Not applicable
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       303,436 Shares of Common Stock
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    303,436 Shares of Common Stock
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    1.04%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    OO-LLC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

Cusip No. 29664R106                   13G                     Page 4 of 21 pages
--------------------------------------------------------------------------------


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Oak VII Affiliates Fund, Limited Partnership
    06-6443681
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       109,336 Shares of Common Stock
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          Not applicable
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             109,336 Shares of Common Stock
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       Not applicable
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    109,336 Shares of Common Stock
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.37%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

Cusip No. 29664R106                   13G                     Page 5 of 21 pages
--------------------------------------------------------------------------------


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Oak VII Affiliates, LLC
    06-1490961
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       Not applicable
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          109,336 Shares of Common Stock
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             Not applicable
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       109,336 Shares of Common Stock
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    109,336 Shares of Common Stock
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.37%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    OO-LLC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

Cusip No. 29664R106                   13G                     Page 6 of 21 pages
--------------------------------------------------------------------------------


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Oak Management Corporation
    06-0990851
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       Not applicable
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          412,772 Shares of Common Stock
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             Not applicable
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       412,772 Shares of Common Stock
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    412,772 Shares of Common Stock
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    1.42%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

Cusip No. 29664R106                   13G                     Page 7 of 21 pages
--------------------------------------------------------------------------------


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Bandel L. Carano
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       Not applicable
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          412,772 Shares of Common Stock
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             Not applicable
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       412,772 Shares of Common Stock
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    412,772 Shares of Common Stock
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    1.42%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

Cusip No. 29664R106                   13G                     Page 8 of 21 pages
--------------------------------------------------------------------------------


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Gerald R. Gallagher
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       Not applicable
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          412,772 Shares of Common Stock
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             Not applicable
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       412,772 Shares of Common Stock
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    412,772 Shares of Common Stock
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    1.42%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

Cusip No. 29664R106                   13G                     Page 9 of 21 pages
--------------------------------------------------------------------------------


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Edward F. Glassmeyer
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       Not applicable
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          412,772 Shares of Common Stock
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             Not applicable
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       412,772 Shares of Common Stock
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    412,772 Shares of Common Stock
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    1.42%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

Cusip No. 29664R106                   13G                    Page 10 of 21 pages
--------------------------------------------------------------------------------


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Fredric W. Harman
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       Not applicable
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          412,772 Shares of Common Stock
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             Not applicable
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       412,772 Shares of Common Stock
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    412,772 Shares of Common Stock
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    1.42%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

Cusip No. 29664R106                   13G                    Page 11 of 21 pages
--------------------------------------------------------------------------------


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Ann H. Lamont
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       Not applicable
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          412,772 Shares of Common Stock
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             Not applicable
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       412,772 Shares of Common Stock
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    412,772 Shares of Common Stock
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    1.42%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

Cusip No. 29664R106                   13G                    Page 12 of 21 pages
--------------------------------------------------------------------------------


                                  Schedule 13G
                                Amendment No. 1*
                          Common Stock Par Value $0.001
                               CUSIP No. 29664R106

ITEM 1(A) NAME OF ISSUER:

            Esperion Therapeutics, Inc.

ITEM 1(B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            3621 South State Street, 695 KMS Place
            Ann Arbor, Michigan 48108

ITEM 2(A)   NAME OF PERSON FILING:

      Oak Investment Partners VII, Limited Partnership
      Oak Associates VII, LLC
      Oak VII Affiliates Fund, Limited Partnership
      Oak VII Affiliates, LLC
      Oak Management Corporation
      Bandel L. Carano
      Gerald R. Gallagher
      Edward F. Glassmeyer
      Fredric W. Harman
      Ann H. Lamont

ITEM 2(B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

      c/o Oak Management Corporation
      One Gorham Island
      Westport, Connecticut 06880

ITEM 2(C) CITIZENSHIP:

      Please refer to Item 4 on each cover sheet for each filing person.

ITEM 2(D) TITLE OF CLASS OF SECURITIES:

      Common stock, par value $0.001 per share

ITEM 2(E) CUSIP NUMBER: 29664R106

ITEM 3 Not applicable

ITEM 4 OWNERSHIP.

      The approximate percentages of shares of common stock reported as beneficially owned by the Reporting Persons is based upon 29,169,835 shares outstanding as of November 2, 2001, as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001.

      Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

Cusip No. 29664R106                   13G                    Page 13 of 21 pages
--------------------------------------------------------------------------------


ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ X ]

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

      Not applicable

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      Not applicable

ITEM 9 NOTICE OF DISSOLUTION OF GROUP.

      Not applicable

ITEM 10 CERTIFICATIONS.

      Not applicable

Cusip No. 29664R106                   13G                    Page 14 of 21 pages
--------------------------------------------------------------------------------


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


SIGNATURE:

      Dated: February 14, 2002

      Entities:

Oak Investment Partners VII Limited Partnership
Oak Associates VII, LLC
Oak VII Affiliates Fund, Limited Partnership
Oak VII Affiliates, LLC
Oak Management Corporation


                                        By: /s/ Edward F. Glassmeyer
                                            ------------------------------------
                                                Edward F. Glassmeyer, as
                                                General Partner or
                                                Managing Member or as
                                                Attorney-in-fact for the
                                                above-listed entities

Individuals:

Bandel L. Carano
Gerald R. Gallagher
Edward F. Glassmeyer
Fredric W. Harman
Ann H. Lamont


                                        By: /s/ Edward F. Glassmeyer
                                            ------------------------------------
                                                Edward F. Glassmeyer, as
                                                Individually and as
                                                Attorney-in-fact for the
                                                above-listed entities

Cusip No. 29664R106                   13G                    Page 15 of 21 pages
--------------------------------------------------------------------------------


                                INDEX TO EXHIBITS

                                                                            PAGE
                                                                            ----

EXHIBIT A              Agreement of Reporting Persons                         16

EXHIBIT B              Power of Attorney                                      17